Exhibit 99.1

FOR IMMEDIATE RELEASE

UNIVERSAL AMERICAN CORP. REPORTS

SECOND QUARTER 2011 RESULTS

Rye Brook, NY — August 1, 2011 — Universal American Corp. (NYSE: UAM) today announced financial results for the quarter ended June 30, 2011.

Second Quarter 2011 Highlights

•                  Closed the sale of the Part D business to CVS Caremark on April 29, 2011.   Shareholders received $14.00 in cash and one share of new Universal American common stock.  Operating results of the Part D segment are treated as discontinued operations.

•                  Universal American’s reported net loss for the second quarter of 2011 was $4.9 million, or $0.06 per share.

•                  Net income from continuing operations, excluding the one-time expenses resulting from the Part D transaction and other non-operating items, was $7.9 million, or $0.10 per share.

•                  Revenues from continuing operations were approximately $600 million.

Second Quarter 2011

Universal American’s reported net loss for the second quarter of 2011 was $4.9 million, or $0.06 per share. The components of these results are:

•                  $8.9 million or $0.11 per share, of after-tax loss from discontinued operations (including transaction costs);

•                  $0.4 million, or less than $0.01 per share, from  a non-recurring tax benefit;

•                  $1.3 million, or $0.01 per share, of after-tax net realized investment gains;

•                  $5.6 million, or $0.07 per share, of non-recurring after-tax expenses related to the accelerated vesting of options and restricted stock as part of the Part D sale;

•                  Excluding the items above, $7.9 million, or $0.10 per share, of after-tax income for the second quarter of 2011.

Total revenues from continuing operations for the second quarter of 2011 were approximately $600 million.

Six Months Ended June 30, 2011

Universal American’s reported net loss for the first half of 2011 was $37.1 million, or $0.46 per share. The components of these results are:

•                  $41.9 million or $0.52 per share, of after-tax loss from discontinued operations (including transaction costs);

•                  $0.9 million, or $0.01 per share, from  a non-recurring tax benefit;

•                  $1.3 million, or $0.01 per share, of after-tax net realized investment gains;

•                  $5.6 million, or $0.07 per share, of non-recurring after-tax expenses related to the accelerated vesting of options and restricted stock as part of the Part D sale;

•                  Excluding the items above, $8.2 million, or $0.10 per share, of after-tax income for the first half of 2011.

Total revenues from continuing operations for the first half of 2011 were approximately $1.2 billion.

Management Comments

Richard A. Barasch, Chairman and CEO, commented: “Now that we have successfully completed the sale of our Part D business, we are focused on regaining our momentum in our Medicare Advantage business and exploring the many opportunities to use our expertise in complementary businesses. Our steady medical benefit ratio (MBR) results are indicative of the inherent strength of our Medicare Advantage business, both in the current year and as the basis of our

2012 bids. We know our administrative costs are too high, and we have identified and are beginning to implement the expense reductions required to have a sustainable and favorable cost structure in 2012.

“The Company is working diligently to resolve the issues that resulted in the CMS sanctions and believes that it will be released from sanctions in time to have an effective and compliant 2012 Annual Enrollment Period.”

Medicare Advantage

	Three Months Ended June 30,		Six Months Ended June 30,
Financial Performance ($ in millions)	2011	2010	2011	2010

Revenue	$503.0	$796.3	$1,022.1	$1,581.4

Operating Income	$20.3	$51.6	$26.7	$99.2

The decline in operating income for the second quarter of 2011 as compared to the second quarter 2010 was attributable to lower membership and an increase in the administrative expense ratio in part driven by costs to address the issues raised by the CMS sanctions.

Medicare Advantage membership declined to approximately 168,000 at the end of the second quarter 2011 due to the exit from certain markets as a result of new network requirements contained in the MIPPA legislation, lapsation and the limited ability to add new members during the 2011 Annual Enrollment Period as a result of the CMS sanctions.

In the second quarter of 2011, our Medicare Advantage MBR was 82.8% as compared to 82.6% for the same period in 2010. Our Medicare Advantage MBR for the second quarter of 2011 included unfavorable prior period items of $5.6 million, pre-tax, compared to favorable prior period items of $16.2 million, pre-tax, in the second quarter of 2010. Excluding these prior period items, the MBR was 83.8% for the second quarter of 2011 and 84.5% for the second quarter of 2010.

The administrative expense ratio in the second quarter of 2011 was 14.6% compared to 11.7% in the second quarter of 2010, largely due to the reduction in premium revenue and approximately $1.5 million of costs to address the issues raised by the CMS sanctions. We have developed a plan to reduce administrative expenses in our Medicare Advantage segment and rationalize our costs based on the reduction in membership.

For the first six months of 2011, operating income also declined due to lower membership and increased administrative expenses in part driven by costs to address the issues raised by the CMS sanctions.

In the first six months of 2011, our Medicare Advantage MBR was 83.9% as compared to 82.6% for the same period in 2010. Our Medicare Advantage MBR for the first half of 2011 included unfavorable prior period adjustments of $1.2 million, pre-tax, compared to favorable prior period items of $22.8 million, pre-tax, in the first half of 2010. Excluding these prior period items, the MBR was 83.9% for both the first half of 2011 and 2010.

The administrative expense ratio in the first half of 2011 was 15.0% compared to 11.9% in the first half of 2010, largely due to the reduction in premium revenue and approximately $5.5 million of costs to address the issues raised by the CMS sanctions.  Excluding these CMS related costs, the administrative expense ratio was 14.5% for the first half of 2011.

Traditional Insurance

	Three Months Ended June 30,		Six Months Ended June 30,
Financial Performance ($ in millions)	2011	2010	2011	2010

Revenue	$68.7	$77.4	$143.3	$157.7

Operating Income / (Loss)	$2.0	$3.9	$1.9	$(1.8)

Our Traditional Insurance segment operating income for the second quarter of 2011 declined year-over-year due to lower revenue caused by lower in-force membership partially offset by higher net investment income. In the second quarter of 2011, our Traditional Insurance operating income included unfavorable prior year items of $1.6 million, pre-tax.

For the first half of 2011, segment operating income increased year-over-year due to increased net investment income and lower administrative expenses.   In the first half of 2011, our Traditional Insurance operating income included unfavorable prior year items of $2.6 million, pre-tax.

Sale of Part D Business — Discontinued Operations

On April 29, 2011, the Company sold its Medicare Part D business to CVS Caremark for $1.25 billion plus approximately $185 million of excess capital relating to the Part D business.  Shareholders received $14.00 in cash and one share of common stock of Universal American, a Delaware corporation that now owns and operates all of Universal American’s non-Medicare Part D businesses, including the Medicare Advantage and Traditional Insurance businesses.  The results of operations and cash flows related to our Medicare Part D business and related corporate items are reported as discontinued operations. In addition, the related assets and liabilities have been segregated from the assets and liabilities related to our continuing operations and will be presented separately in our consolidated balance sheet as of December 31, 2010.

Investment Portfolio

Universal American’s $1.2 billion portfolio of cash and invested assets, as of June 30, 2011, has the following characteristics:

•                  Approximately $99.1 million of cash and cash equivalents are primarily invested in U.S. Government money market funds

•                  The average credit quality of the longer term fixed-income portfolio is AA-, with 55% invested in securities rated AA- or higher

•                  Less than 2% of the portfolio is non-investment grade

A complete listing of our fixed income investment portfolio as of June 30, 2011 is available for review in the financial supplement located in the

Investors — Financial Reports section of our website, www.UniversalAmerican.com.

Balance Sheet and Liquidity

Total cash and investments were $1.2 billion and total assets were $2.3 billion as of June 30, 2011.  Total policyholder liabilities were $1.0 billion and total liabilities were $1.3 billion as of June 30, 2011. Stockholders’ equity as of June 30, 2011, was $1.0 billion. Book value per share was $12.27 per common share at June 30, 2011.

As of June 30, 2011, the Company had unregulated cash of $40 million, $40 million of mandatorily redeemable preferred stock, reported as a liability, with an annual dividend rate of 8.5% and no debt.  The ratio of debt to total capital, excluding the effect of Accumulated Other Comprehensive Income (Loss) and including Universal American’s mandatorily redeemable preferred stock as debt was 3.9% at June 30, 2011. For more information, please see the discussion of Non-GAAP Financial Measures contained in the Supplemental Financial Information at the end of this press release.

Conference Call

Universal American will host a conference call at 8:30 a.m. Eastern Time on Tuesday, August 2, 2011, to discuss financial results and other corporate developments. Interested parties may participate in the call by dialing (201) 493-6744. Please call in 10 minutes before the scheduled time and ask for the Universal American call. This conference call will also be available live over the Internet and can be accessed at Universal American’s website at www.UniversalAmerican.com, and clicking on the “Investors” link in the upper right. To listen to the live call on the website, please go to the website at least 15 minutes early to download and install any necessary audio software. A replay of the call will be available on the investor relations section of the Company’s website for approximately 60 days following the call.

Prior to the conference call, Universal American will make available on its website a 2nd Quarter 2011 Investor Presentation and supplemental financial data in connection with its quarterly earnings release. You can access the 2nd Quarter 2011 Investor Presentation and supplemental financial data at www.UniversalAmerican.com in the “Investors” section under the “Presentations” and “Financial Reports” sections.

About Universal American Corp.

Universal American (NYSE: UAM), through our family of healthcare companies, provides health benefits to people with Medicare. We are dedicated to working collaboratively with healthcare professionals in order to improve the health and well-being of our members.

For more information on Universal American, please visit our website at www.UniversalAmerican.com.

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Forward Looking Statements

This news release and oral statements made from time to time by our executive officers may contain “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. Such statements that are not historical facts are hereby identified as forward-looking statements and intended to be covered by the safe harbor provisions of the PSLRA and can be identified by the use of the words “believe,” “expect,” “predict,” “project,” “potential,” “estimate,” “anticipate,” “should,” “intend,” “may,” “will,” and similar expressions or variations of such words, or by discussion of future financial results and events, strategy or risks and uncertainties, trends and conditions in our business and competitive strengths, all of which involve risks and uncertainties.

Where, in any forward-looking statement, we or our management expresses an expectation or belief as to future results or actions, there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. Our actual results may differ materially from our expectations, plans or projections. We warn you that forward-looking statements are only predictions and estimates, which are inherently subject to risks, trends and uncertainties, many of which are beyond our ability to control or predict with accuracy and some of which we might not even anticipate.  We give no assurance that we will achieve our expectations and we do not assume responsibility for the accuracy and completeness of the forward-looking statements. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements as a result of many factors, including the risk factors described in the risk factor section of our SEC reports. A summary of the information set forth in the “Risk Factors” section of our SEC reports and other risks includes, but is not limited to the following:  we are subject to extensive government regulation; the CMS sanction that suspended us from marketing to and enrolling new members in our Medicare Advantage plans has had and may continue to have a material adverse effect on the Medicare Advantage business, financial condition and results of operations; the potential that CMS and/or other regulators could impose significant fines, penalties or operating restrictions on the Company; recently enacted health care legislation and subsequent rules promulgated by CMS could have a material adverse effect on our opportunities for growth and our financial results; reductions in funding for Medicare programs could materially reduce our profitability; failure to reduce our operating costs could have a material adverse effect on our financial position, results of operations and cash flows; competition in the insurance and healthcare industries is intense, and if we do not design and price our products properly and competitively, our membership and profitability could decline; our reserves may not be adequate; we may experience higher than expected loss ratios which could materially adversely affect our results of operations; compliance with laws and regulations is complex and expensive, and any violation of the laws and regulations applicable to us could reduce our revenues and profitability and otherwise adversely affect our operating results and/or impact our ability to sell Medicare products; changes in governmental regulation or legislative reform could increase our costs of doing business and adversely affect our profitability; our Medicare Advantage business is subject to an annual competitive bidding process that could adversely affect our profitability; CMS’s risk adjustment payment system and budget neutrality factors make our revenue and profitability difficult to predict and could result in material retroactive adjustments to our results of operations; if we are unable to develop and maintain satisfactory relationships with the providers of care to our members, our profitability could be adversely affected and we may be precluded from operating in some markets; substantially all our revenues are tied to our Medicare businesses and regulated by CMS and if our government contracts are not renewed or are terminated, our business could be substantially impaired; we derive a substantial portion of our Medicare Advantage revenues and profits from Medicare Advantage HMO operations in Texas, and legislative actions, economic conditions or other factors that adversely affect those operations could materially reduce our revenues and profits; we no longer sell long-term care insurance and the premiums that we charge for the long-term care policies that remain in force may not be adequate to cover the claims expenses that we incur; any failure by us to manage our operations or to successfully complete or integrate acquisitions, dispositions and other significant transactions could harm our financial results, business and prospects; we have incurred and may in the future incur significant expenses in connection with the implementation and expansion of our new Medicare Advantage plans, which could adversely affect our operating results; we may be unable to access  sources of financing should we require external financing; the historical consolidated financial information of old

Universal American is not necessarily representative of our future financial position, future results of operations or future cash flows nor do they reflect what our financial position, results of operations or cash flows would have been as a stand-alone company during the periods presented.

(Tables to follow)

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

In millions, except per share amounts

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Consolidated Results

Net premiums and policyholder fees	$559.1	$862.8	$1,139.2	$1,717.1
Net investment income	11.9	10.5	25.0	20.2
Other income	4.4	0.9	5.5	5.7
Realized gains / (losses)	2.0	0.1	2.0	(0.2)
Total revenues	577.4	874.5	1,171.7	1,742.8

Policyholder benefits	459.6	705.6	948.9	1,411.4
Change in deferred acquisition costs	(0.1)	0.1	2.1	3.1
Amortization of present value of future profits	1.1	1.8	2.3	3.7
Commissions and general expenses, net of allowances	109.6	115.1	211.8	236.4
Total benefits and expenses	570.2	822.6	1,165.1	1,654.6

Income from continuing operations before income taxes	7.2	51.7	6.6	88.2

Provision for income taxes (1)	3.2	17.4	1.9	28.0

Net income from continuing operations	$4.0	$34.3	$4.8	$60.2

Loss from discontinued operations, net of tax	(8.9)	(13.3)	(41.9)	(37.8)

Net (loss) / income	$(4.9)	$21.0	$(37.1)	$22.4

Per Share Data (Diluted)
Continuing operations	$0.05	$0.44	$0.06	$0.77
Discontinued operations	(0.11)	(0.17)	(0.52)	(0.48)
Net (loss) / income	$(0.06)	$0.27	$(0.46)	$0.29

Weighted Average Shares Outstanding	80.2	78.3	80.0	78.2

See following page for explanation of footnote.

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

In millions, except per share amounts

(Unaudited)

Income (Loss) from Continuing Operations	Three Months Ended June 30,		Six Months Ended June 30,
before Taxes by Segment	2011	2010	2011	2010

Medicare Advantage	$20.3	$51.6	$26.7	$99.2
Traditional Insurance	2.0	3.9	1.9	(1.8)

Corporate and Other	(17.1)	(3.9)	(24.0)	(9.0)
Realized Gains / (Losses)	2.0	0.1	2.0	(0.2)

Income before taxes from continuing operations	$7.2	$51.7	$6.6	$88.2

BALANCE SHEET DATA	June 30, 2011
Total cash and investments	$1,218.9
Total assets	$2,274.4
Total policyholder related liabilities	$1,004.6
Total reinsurance recoverable (ceded policyholder liabilities)	$501.1
Mandatorily Redeemable Preferred Shares	$40.0
Total stockholders’ equity	$1,000.1
Book value per common share	$12.27
Diluted weighted average shares outstanding-year to date	81.5

Non-GAAP Financial Measures *
Total stockholders’ equity (excluding AOCI) *	$987.9
Diluted book value per common share (excluding AOCI) * (2)	$12.12
Debt to total capital ratio (excluding AOCI) * (3)	3.9%

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Adjusted net income (4)	$7.9	$32.7	$8.2	$56.5
Per share (diluted) — Adjusted net income	$0.10	$0.42	$0.10	$0.72

*

Non-GAAP Financial Measures - See supplemental tables on the following pages of this release for a reconciliation of these items to financial measures calculated under U.S. generally accepted accounting principles (GAAP).

(1)

The effective tax rate was 44.7% for the second quarter of 2011, and 33.7% for the second quarter of 2010. For the six months ended June 30, 2011, the effective tax rate was 28.4%, compared with 29.2% for the same period of 2010. The increase in the effective rate was driven by revenue-based state taxes on lines of business where revenues were relatively constant year-over-year.

(2)

Diluted book value per common share (excluding AOCI) represents Total Stockholders’ Equity, excluding accumulated other comprehensive income (loss) (“AOCI”), plus assumed proceeds from the exercise of vested, in-the-money options, divided by the total shares outstanding plus the shares assumed issued from the exercise of vested, in-the-money options.

(3)

The Debt to Total Capital Ratio (excluding AOCI) is calculated as the ratio of the Mandatorily Redeemable Preferred Shares to the sum of Stockholders’ Equity (excluding AOCI) plus Mandatorily Redeemable Preferred Shares.

(4)

Adjusted net income is calculated as net income excluding after-tax realized gains/losses, non-recurring tax benefits, Part D Transaction-related stock-based compensation expenses and discontinued operations.

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions, except per share amounts

(Unaudited)

Universal American uses both GAAP and non-GAAP financial measures to evaluate the Company’s performance for the periods presented in this press release. You should not consider non-GAAP measures to be an alternative to measurements required by GAAP. Because Universal American’s calculation of these measures may differ from the calculation of similar measures used by other companies, investors should be careful when comparing Universal American’s non-GAAP financial measures to those of other companies. The key non-GAAP measures presented in our press release, including reconciliation to GAAP measures, are set forth below.

June 30, 2011
Total Stockholders’ Equity (excluding AOCI)
Total stockholders’ equity	$1,000.1
Plus: Accumulated other comprehensive (income) / loss	(12.2)

Total stockholders’ equity (excluding AOCI)	$987.9

Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating growth in equity on both an absolute dollar basis and on a per share basis, as well as in evaluating the ratio of debt to total capitalization. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive loss, do not relate to the performance of Universal American’s core business operations.

June 30, 2011
Diluted Book Value per Common Share
Total stockholders’ equity	$1,000.1
Proceeds from assumed exercises of vested options	—
$1,000.1
Diluted common shares outstanding	81.4

Diluted book value per common share	$12.27

Total stockholders’ equity (excluding AOCI)	$987.9
Proceeds from assumed exercises of vested options	—
$987.9
Diluted common shares outstanding	81.5

Diluted book value per common share (excluding AOCI)	$12.12

As noted above, Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating growth in equity on a per share basis. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive loss, do not relate to the performance of Universal American’s core business operations.

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions

(Unaudited)

June 30, 2011
Debt to Total Capital Ratio
Mandatorily Redeemable Preferred Shares	$40.0
Total outstanding debt	$40.0

Total stockholders’ equity	$1,000.1
Mandatorily Redeemable Preferred Shares	40.0
Total capital	$1,040.1

Debt to total capital ratio	3.8%

Total stockholders’ equity (excluding AOCI)	$987.9
Mandatorily Redeemable Preferred Shares	40.0
Total capital	$1,027.9

Debt to total capital ratio (excluding AOCI)	3.9%

As noted above, Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating the ratio of debt to total capital. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the performance of Universal American’s core business operations.

Adjusted Net Income ($ in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Net (loss) / income	$(4.9)	$21.0	$(37.1)	$22.4

Net realized (gains) / losses, after-tax	(1.3)	(0.1)	(1.3)	0.1
Non-recurring tax benefit	(0.4)	(1.5)	(0.9)	(3.8)
Part D Transaction-related stock-based comp	5.6	—	5.6	—
Discontinued operations, after-tax	8.9	13.3	41.9	37.8
Adjusted net income	$7.9	$32.7	$8.2	$56.5

Per share (diluted)
Net income / (loss)	$(0.06)	$0.27	$(0.46)	$0.29
Net realized (gains) / losses, after-tax	(0.01)	—	(0.02)	—
Non-recurring tax benefit	(0.01)	(0.02)	(0.01)	(0.05)
Part D Transaction-related stock-based comp	0.07	—	0.07	—
Discontinued operations, after-tax	0.11	0.17	0.52	0.48
Adjusted net income	$0.10	$0.42	$0.10	$0.72

Universal American uses adjusted net income, calculated as net income excluding after-tax net realized investment losses, special items (life and annuity reinsurance, restructuring charges, and sales office closing charges), the non-recurring tax benefit, and goodwill impairment, as a basis for evaluating operating results. Although the excluded items may recur, we believe that realized gains and losses in our investment portfolio, special items, non-recurring tax benefit, and goodwill impairment do not relate to the performance of Universal American’s core business operations and that adjusted net income provides a more useful comparison of our business performance from period to period.

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CONTACT:	- OR-	INVESTOR RELATIONS COUNSEL:
Robert A. Waegelein		The Equity Group Inc.
Executive Vice President &		www.theequitygroup.com
Chief Financial Officer (914) 934-8820		Linda Latman (212) 836-9609